Exhibit 23.1

January 3, 2013

Consent of Independent Registered Public Accounting Firm

Gruber & Company, LLC, hereby consents to the use in the Form 10-K/A of our report dated December 4, 2012, relating to the consolidated financial statements of Cemtrex, Inc. and Subsidiary as of and for the periods ending September 30, 2012 and 2011.

Sincerely,

/s/ Gruber & Company, LLC

Gruber & Company, LLC

Lake Saint Louis, Missouri